Exhibit 99.1

FOR IMMEDIATE RELEASE                                                                                                                                                                                                     Contact:                      David M. Findlay
                                                                                                                                              President and
                                                                                                                                              Chief Financial Officer
                                                                                                                                              (574) 267-9197
                                                                                                                                              david.findlay@lakecitybank.com

LAKE CITY BANK REPORTS 24% INCREASE

IN NET INCOME AND RECORD QUARTER

Five Successive Quarters of Record Net Income

Warsaw, Indiana (October 25, 2010) – Lakeland Financial Corporation (Nasdaq Global Select/LKFN), parent company of Lake City Bank, today reported record net income of $6.5 million for the third quarter of 2010, a 24% increase over the $5.3 million in the third quarter of 2009 and a record quarterly net income performance.  Diluted net income per share for the quarter increased 11% to $0.40 versus $0.36 for the comparable period of 2009.  On a linked quarter basis, net income increased 5% compared to net income of $6.2 million for the second quarter of 2010.

The Company further reported a 38% increase in net income to $18.8 million for the nine months ended September 30, 2010 versus $13.6 million for the comparable period of 2009.  This performance also represents record net income for the year-to-date period.  Diluted net income per common share was $0.96 for the nine months ended September 30, 2010 versus $0.94 for the comparable period of 2009.

Michael L. Kubacki, Chairman and Chief Executive Officer, commented, “Lake City Bank has posted record quarterly net income for five successive quarters.  Over that same time period, we’ve substantially strengthened the balance sheet and continued to experience loan growth within our Indiana client base.  We are pleased with our consistently good performance, but remain concerned about the lack of economic recovery in our Indiana markets.  We’re working to help contribute to a recovery, including expanding lending efforts in all of our markets, but the regional business environment remains sluggish.”

Kubacki continued, “While loan demand has slowed in 2010, we’re actively working throughout our footprint to help clients build their businesses and prepare for the recovery that will certainly come.  We’re confident that our reputation as one of the leading business lenders in Indiana is growing and we continue to believe that our business strategy is more relevant than ever. In addition, we believe that our reputation is further enhanced by the strength of our core operating results.”

Earnings per share for the nine month period ended September 30, 2010 was impacted by the Company’s June 9, 2010 redemption of the 56,044 shares of TARP preferred stock issued to the U.S. Treasury Department in February of 2009 under the Capital Purchase Program of the Economic Stabilization Act of 2008.  As a result of the second quarter 2010 redemption, the Company recognized a non-cash reduction in net income available to common shareholders of $1.8 million, which represented the remaining unamortized accretion of the discount on the preferred shares.  This non-cash item impacted net income available to common shareholders and earnings per share.  Excluding the impact of this $1.8 million accretion, diluted earnings per share would have been $1.07 year-to-date versus $0.94 for the comparable period in 2009, an increase of 14%.

The Company also announced that the Board of Directors approved a cash dividend for the third quarter of $0.155 per share, payable on November 5, 2010 to shareholders of record as of October 25, 2010.

Average total loans for the third quarter of 2010 were $2.06 billion versus $1.91 billion for the third quarter of 2009 and $2.04 billion for the linked second quarter of 2010.  The year-over-year average loan growth represented an increase of 8%, or $154 million.  On a linked quarter basis, average loans increased by $16 million versus the second quarter of 2010.  Total gross loans as of September 30, 2010 were $2.05 billion compared to $1.94 billion as of September 30, 2009 and $2.06 billion as of June 30, 2010.

The Company’s net interest margin was 3.70% in the third quarter of 2010 versus 3.69% for the third quarter of 2009 and 3.75% in the linked second quarter of 2010.  For the nine months ended September 30, 2010, the Company’s net interest margin was 3.77% versus 3.42% for the comparable period in 2009.  This margin improvement for the year, which was driven by declines in the Company’s cost of funds, contributed to an increase of 20% in the Company’s net interest income to $69.3 million in the first nine months of 2010 versus $57.8 million for the comparable period in 2009.  On a linked quarter basis, net interest income increased slightly versus the second quarter of 2010, despite a 0.05% decline in the net interest margin. This linked quarter margin decline resulted primarily from higher costs of funds as the Company continued to increase its reliance on deposits as a funding source and extended maturities on brokered certificate of deposits.

David M. Findlay, President, stated, “We view the stability of our net interest margin as a positive, given that we have extended funding maturities during the past two quarters.  While the future outlook for interest rate movements is uncertain, we would anticipate that the margin would experience some compression as we continue our strategy of longer term funding.”

The Company’s provision for loan losses in the quarter of $6.2 million represented an increase of $650,000, or 12%, versus $5.5 million in the same period of 2009.  In the second quarter of 2010, the provision was $5.8 million.  For the nine months ended September 30, 2010, the provision for loan losses was $17.4 million versus $15.0 million, an increase of $2.4 million, or 17%.  The provision increase on a year-over-year basis was generally driven by higher levels of loan charge-offs and overall economic conditions in the Company’s markets and the related possible weaknesses in our borrowers’ future performance and prospects.

Lakeland Financial’s allowance for loan losses as of September 30, 2010 was $42.0 million, compared to $28.8 million as of September 30, 2009 and $37.4 million as of June 30, 2010.  The allowance for loan losses increased to 2.05% of total loans as of September 30, 2010 versus 1.48% at September 30, 2009 and 1.82% as of June 30, 2010.

Nonperforming assets were $29.5 million as of September 30, 2010 versus $31.1 million as of June 30, 2010.  The decrease during the third quarter resulted primarily from net charge-offs, which totaled $1.5 million in the third quarter.  The ratio of nonperforming assets to total assets declined from 1.18% at June 30, 2010 to 1.09% on September 30, 2010.  The allowance for loan losses represented 162% of nonperforming loans as of September 30, 2010 versus 98% at September 30, 2009 and 122% at June 30, 2010.

Findlay added “Over the past two years, we’ve substantially strengthened our balance sheet with a $23.9 million, or 132%, increase in the allowance for loan losses.  The allowance was $18.1 million at September 30, 2008, when signs of economic weakness became widespread, and today stands at $42.0 million.  We believe that we’ve continued to approach the management of our balance sheet conservatively and have focused on building a strong balance sheet for the future.”

As noted above, net charge-offs totaled $1.5 million in the third quarter of 2010 versus $1.8 million during the third quarter of 2009 and $4.7 million during the second quarter of 2010.  Loan exposure to two borrowers represented $966,000, or 64%, of these charge offs.  $623,000 was related to a manufacturing company which has terminated operations and is in the process of liquidation.  The Bank has no additional exposure to this borrower.  The second loss of $344,000 was a loan to a real estate holding company.  The real estate securing the credit has been transferred to other real estate and the Bank has no additional exposure to this borrower.

The Company's non-interest income was $6.2 million in the third quarter of 2010 versus $5.3 million in the third quarter of 2009 and $5.4 million for the second quarter of 2010.  On a year-over-year basis, the increase was driven in large part by higher mortgage banking income, which increased by $509,000, investment brokerage income, which increased by $266,000 and increases in other ancillary revenue sources.  The Company’s non-interest income was $16.4 million in the nine months ended September 30, 2010, a decrease of $453,000 compared to the comparable period of 2009.  The decrease was driven by a change related to the processing of merchant credit card activities, which is reflected in merchant card fee income.  It declined $1.3 million from $2.2 million in the nine months ended September 30, 2009 to $846,000 for the comparable period of 2010.  Beginning in the second quarter of 2009, the Company began converting clients to a new third-party processor for this activity.  As a result, only net revenues with the new processor are being recognized in merchant card fee income in non-interest income.  Excluding merchant credit card activities, other non-interest income categories increased 6% on a year over year basis.  Overall, total revenue for the third quarter of 2010 increased 11% to $29.4 million versus $26.5 million for the comparable period of 2009.

The Company's non-interest expense increased 4% to $13.6 million for the third quarter of 2010 compared to $13.1 million for the same period in 2009.  On a linked quarter basis, non-interest expense increased 2% from $13.4 million in the second quarter of 2010.  On a year-over-year basis, salaries and employee benefits increased from $7.3 million in the third quarter of 2009 to $7.7 million in the third quarter of 2010.  This increase in the third quarter of 2010 was driven by additions to staff in revenue producing areas as well as higher employee insurance costs.  Credit card interchange expense decreased $271,000 due to the change in processing merchant credit card activities.  In addition, other expense increased by $546,000, primarily due to higher professional fees and other costs associated with borrowers who are experiencing difficulties. The Company's efficiency ratio for the third quarter of 2010 improved to 46% compared to 53% for the third quarter of 2009 and 47% in the second quarter of 2010.

For the three months ended September 30, 2010, Lakeland Financial’s tangible equity to tangible assets ratio was 8.93% compared to 6.56% for the third quarter of 2009 and 8.91% for the second quarter of 2010.  Equity was positively impacted by the sale of common stock during the fourth quarter of 2009, resulting in net proceeds to the Company of $57.9 million.  Average total capital to average assets for the quarter ended September 30, 2010 was 9.12% versus 8.83% for the third quarter of 2009 and 10.44% for the second quarter of 2010.  In addition to the fourth quarter of 2009 sale of common stock, average total capital was impacted by the Company’s June, 2010 redemption of $56.0 million in preferred shares issued to the U.S. Treasury Department under the TARP Capital Purchase Program.  Average total deposits for the quarter ended September 30, 2010 were $2.20 billion versus $2.13 billion for the second quarter of 2010 and $1.82 billion for the third quarter of 2009.

Kubacki concluded, “During a tumultuous two year period for the financial services sector, as well as the regional and national economy, we’ve consistently produced quality earnings and remained committed to our Indiana clients.  The entire Lake City Bank Team understands the importance of our commitment to the communities we serve and we remain confident in our ability to deliver.”

Lakeland Financial Corporation is a $2.7 billion bank holding company headquartered in Warsaw, Indiana. Lake City Bank serves Northern Indiana with 43 branches located in the following Indiana counties: Kosciusko, Elkhart, Allen, St. Joseph, DeKalb, Fulton, Huntington, LaGrange, Marshall, Noble, Pulaski and Whitley.  The Company also has a Loan Production Office in Indianapolis, Indiana.

Lakeland Financial Corporation may be accessed on its home page at www.lakecitybank.com. The Company’s common stock is traded on the Nasdaq Global Select Market under “LKFN”. Market makers in Lakeland Financial Corporation common shares include Automated Trading Desk Financial Services, LLC, B-Trade Services, LLC, Citadel Securities, LLC, Citigroup Global Markets Holdings, Inc., Domestic Securities, Inc., E*TRADE Capital Markets LLC, FTN Financial Securities Corp., FTN Equity Capital Markets Corp., Goldman Sachs & Company, Howe Barnes Hoefer & Arnett, Inc., Keefe, Bruyette & Woods, Inc., Knight Equity Markets, L.P., Morgan Stanley & Co., Inc., Stifel Nicolaus & Company, Inc., Susquehanna Capital Group and UBS Securities LLC.

In addition to the results presented in accordance with generally accepted accounting principles in the United States of America, this press release contains certain non-GAAP financial measures.  Lakeland Financial believes that providing non-GAAP financial measures provides investors with information useful to understanding Lakeland Financial’s financial performance.  Additionally, these non-GAAP measures are used by management for planning and forecasting purposes, including measures based on “tangible equity” which is “common stockholders’ equity” excluding intangible assets, net of deferred tax.  A reconciliation of these non-GAAP measures to the most comparable GAAP equivalent is included in the attached financial tables where the non-GAAP measure is presented.

This document contains, and future oral and written statements of the Company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.  Additional information concerning the Company and its business, including factors that could materially affect the Company’s financial results, is included in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on form 10-K.

LAKELAND FINANCIAL CORPORATION
THIRD QUARTER 2010 FINANCIAL HIGHLIGHTS
(Unaudited – Dollars in thousands except share and per share data)

	Three Months Ended			Nine Months Ended
	Sep. 30,	Jun. 30,	Sep. 30,	Sep. 30,	Sep. 30,
	2010	2010	2009	2010	2009
END OF PERIOD BALANCES
Assets	$ 2,710,112	$ 2,633,509	$ 2,469,882	$ 2,710,112	$ 2,469,882
Deposits	2,270,287	2,131,131	1,821,031	2,270,287	1,821,031
Loans	2,053,526	2,057,727	1,941,111	2,053,526	1,941,111
Allowance for Loan Losses	42,011	37,364	28,778	42,011	28,778
Total Equity	245,527	238,052	219,714	245,527	219,714
Tangible Common Equity	241,752	234,210	161,659	241,752	161,659
AVERAGE BALANCES
Total Assets	$ 2,659,995	$ 2,648,057	$ 2,439,847	$ 2,627,235	$ 2,417,422
Earning Assets	2,529,250	2,514,648	2,322,134	2,496,660	2,294,411
Investments	436,211	427,573	401,192	426,005	395,424
Loans	2,060,253	2,044,330	1,906,496	2,038,315	1,881,157
Total Deposits	2,204,119	2,127,249	1,816,697	2,087,425	1,859,042
Interest Bearing Deposits	1,926,858	1,874,218	1,587,103	1,830,299	1,635,814
Interest Bearing Liabilities	2,124,569	2,102,193	1,974,106	2,086,268	1,974,046
Total Equity	242,698	276,393	215,508	267,804	200,055
INCOME STATEMENT DATA
Net Interest Income	$ 23,217	$ 23,152	$ 21,262	$ 69,330	$ 57,815
Net Interest Income-Fully Tax Equivalent	23,557	23,511	21,565	70,361	58,742
Provision for Loan Losses	6,150	5,750	5,500	17,426	14,952
Noninterest Income	6,212	5,359	5,279	16,418	16,871
Noninterest Expense	13,629	13,425	13,097	40,102	39,937
Net Income	6,521	6,219	5,267	18,761	13,597
Net Income Available to Common Shareholders	6,521	3,837	4,466	15,574	11,706
PER SHARE DATA
Basic Net Income Per Common Share	$ 0.41	$ 0.24	$ 0.36	$ 0.97	$ 0.94
Diluted Net Income Per Common Share	0.40	0.24	0.36	0.96	0.94
Cash Dividends Declared Per Common Share	0.155	0.155	0.155	0.465	0.465
Book Value Per Common Share (equity per share issued)	15.22	14.76	13.32	15.22	13.32
Market Value – High	21.19	22.17	22.49	22.17	23.87
Market Value – Low	17.84	18.95	17.80	17.00	14.14
Basic Weighted Average Common Shares Outstanding	16,138,809	16,114,408	12,432,135	16,112,108	12,416,894
Diluted Weighted Average Common Shares Outstanding	16,232,254	16,212,460	12,531,264	16,205,133	12,519,460
KEY RATIOS
Return on Average Assets	0.97%	0.94%	0.86%	0.95%	0.75%
Return on Average Total Equity	10.66	9.03	9.70	9.37	9.09
Efficiency (Noninterest Expense / Net Interest Income
plus Noninterest Income)	46.31	47.08	49.35	46.77	53.47
Average Equity to Average Assets	9.12	10.44	8.83	10.19	8.28
Net Interest Margin	3.70	3.75	3.69	3.77	3.42
Net Charge Offs to Average Loans	0.29	0.93	0.38	0.49	0.36
Loan Loss Reserve to Loans	2.05	1.82	1.48	2.05	1.48
Loan Loss Reserve to Nonperforming Loans	162.33	121.61	98.37	162.33	98.37
Nonperforming Loans to Loans	1.26	1.49	1.51	1.26	1.51
Nonperforming Assets to Assets	1.09	1.18	1.22	1.09	1.22
Tier 1 Leverage	10.04	9.92	10.26	10.04	10.26
Tier 1 Risk-Based Capital	11.95	11.76	11.72	11.95	11.72
Total Capital	13.21	13.02	12.98	13.21	12.98
Tangible Capital	8.93	8.91	6.56	8.93	6.56
ASSET QUALITY
Loans Past Due 30 - 89 Days	$ 4,880	$ 4,566	$ 5,240	$ 4,880	$ 5,240
Loans Past Due 90 Days or More	145	533	5,547	145	5,547
Non-accrual Loans	25,735	30,192	23,708	25,735	23,708
Nonperforming Loans (includes nonperforming TDR's)	25,880	30,725	29,255	25,880	29,255
Other Real Estate Owned	3,509	382	723	3,509	723
Other Nonperforming Assets	74	14	36	74	36
Total Nonperforming Assets	29,463	31,121	30,014	29,463	30,014
Nonperforming Troubled Debt Restructurings (included in
nonperforming loans)	6,154	6,219	6,586	6,154	6,586
Performing Troubled Debt Restructurings	8,071	8,417	0	8,071	0
Total Troubled Debt Restructurings	14,225	14,636	6,586	14,225	6,586
Impaired Loans	36,587	41,008	28,236	36,587	28,236
Total Watch List Loans	171,913	172,550	164,642	171,913	164,642
Net Charge Offs/(Recoveries)	1,503	4,718	1,812	7,487	5,034

LAKELAND FINANCIAL CORPORATION
CONSOLIDATED BALANCE SHEETS
As of September 30, 2010 and December 31, 2009
(in thousands, except share data)

	September 30,	December 31,
	2010	2009
	(Unaudited)
ASSETS
Cash and due from banks	$ 61,313	$ 48,964
Short-term investments	65,534	7,019
Total cash and cash equivalents	126,847	55,983

Securities available for sale (carried at fair value)	442,735	410,028
Real estate mortgage loans held for sale	4,863	1,521

Loans, net of allowance for loan losses of $42,011 and $32,073	2,011,515	1,979,937

Land, premises and equipment, net	29,204	29,576
Bank owned life insurance	37,423	36,639
Accrued income receivable	9,179	8,600
Goodwill	4,970	4,970
Other intangible assets	166	207
Other assets	43,210	44,044
Total assets	$ 2,710,112	$ 2,571,505

LIABILITIES AND EQUITY

LIABILITIES
Noninterest bearing deposits	$ 312,126	$ 259,415
Interest bearing deposits	1,958,161	1,591,710
Total deposits	2,270,287	1,851,125

Short-term borrowings
Federal funds purchased	0	9,600
Securities sold under agreements to repurchase	106,903	127,118
U.S. Treasury demand notes	2,411	2,333
Other short-term borrowings	0	215,000
Total short-term borrowings	109,314	354,051

Accrued expenses payable	12,916	14,040
Other liabilities	1,099	1,236
Long-term borrowings	40,041	40,042
Subordinated debentures	30,928	30,928
Total liabilities	2,464,585	2,291,422

EQUITY
Cumulative perpetual preferred stock: 1,000,000 shares authorized, no par value, $56,044 liquidation value
56,044 shares issued and outstanding as of December 31, 2009	0	54,095
Common stock: 90,000,000 shares authorized, no par value
16,132,569 shares issued and 16,025,683 outstanding as of September 30, 2010
16,078,461 shares issued and 15,977,352 outstanding as of December 31, 2009	85,384	83,487
Retained earnings	158,017	149,945
Accumulated other comprehensive income (loss)	3,682	(5,993)
Treasury stock, at cost (2010 - 106,886 shares, 2009 - 101,109 shares)	(1,645)	(1,540)
Total stockholders' equity	245,438	279,994

Noncontrolling interest	89	89
Total equity	245,527	280,083
Total liabilities and equity	$ 2,710,112	$ 2,571,505

LAKELAND FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
For the Three Months and Nine Months Ended September 30, 2010 and 2009
(in thousands except for share and per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
NET INTEREST INCOME
Interest and fees on loans
Taxable	$ 26,381	$ 24,561	$ 77,676	$ 71,101
Tax exempt	22	26	60	126
Interest and dividends on securities
Taxable	4,033	4,335	12,374	13,231
Tax exempt	669	597	2,022	1,804
Interest on short-term investments	19	11	60	39
Total interest income	31,124	29,530	92,192	86,301
Interest on deposits	7,194	7,431	20,642	25,464
Interest on borrowings
Short-term	150	268	587	841
Long-term	563	569	1,633	2,181
Total interest expense	7,907	8,268	22,862	28,486
NET INTEREST INCOME	23,217	21,262	69,330	57,815
Provision for loan losses	6,150	5,500	17,426	14,952
NET INTEREST INCOME AFTER PROVISION FOR
LOAN LOSSES	17,067	15,762	51,904	42,863

NONINTEREST INCOME
Wealth advisory fees	784	747	2,409	2,213
Investment brokerage fees	676	410	1,692	1,300
Service charges on deposit accounts	2,205	2,133	6,265	6,153
Loan, insurance and service fees	1,100	905	3,094	2,549
Merchant card fee income	263	536	846	2,179
Other income	491	506	1,506	1,459
Mortgage banking income	774	265	939	1,241
Net securities gains	4	2	4	2
Other than temporary impairment loss on available-for-sale securities:
Total impairment losses recognized on securities	(85)	(225)	(337)	(225)
Loss recognized in other comprehensive income	0	0	0	-
Net impairment loss recognized in earnings	(85)	(225)	(337)	(225)
Total noninterest income	6,212	5,279	16,418	16,871
NONINTEREST EXPENSE
Salaries and employee benefits	7,659	7,327	22,729	20,516
Occupancy expense	711	751	2,199	2,392
Equipment costs	517	571	1,568	1,588
Data processing fees and supplies	1,004	985	2,930	2,969
Credit card interchange	31	302	144	1,353
Other expense	3,707	3,161	10,532	11,119
Total noninterest expense	13,629	13,097	40,102	39,937
INCOME BEFORE INCOME TAX EXPENSE	9,650	7,944	28,220	19,797
Income tax expense	3,129	2,677	9,459	6,200
NET INCOME	$ 6,521	$ 5,267	$ 18,761	$ 13,597
Dividends and accretion of discount on preferred stock	0	801	3,187	1,891
NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$ 6,521	$ 4,466	$ 15,574	$ 11,706
BASIC WEIGHTED AVERAGE COMMON SHARES	16,138,809	12,432,135	16,112,108	12,416,894
BASIC EARNINGS PER COMMON SHARE	$ 0.41	$ 0.36	$ 0.97	$ 0.94
DILUTED WEIGHTED AVERAGE COMMON SHARES	16,232,254	12,531,264	16,205,133	12,519,460
DILUTED EARNINGS PER COMMON SHARE	$ 0.40	$ 0.36	$ 0.96	$ 0.94

LAKELAND FINANCIAL CORPORATION
LOAN DETAIL
THIRD QUARTER 2010
(unaudited in thousands)

	September 30,		June 30,		December 31,		September 30,
	2010		2010		2009		2009
Commercial and industrial loans	$ 738,303	35.9%	$ 727,047	35.3%	$ 693,579	34.5%	$ 691,012	35.6%
Commercial real estate - owner occupied	333,468	16.2	361,618	17.6	348,812	17.3	340,899	17.5
Commercial real estate - nonowner occupied	333,815	16.2	253,158	12.3	257,374	12.8	242,278	12.4
Commercial real estate - multifamily loans	23,955	1.2	25,153	1.2	26,558	1.3	25,651	1.3
Commercial real estate construction loans	120,359	5.9	195,990	9.5	166,959	8.3	153,426	7.9
Agri-business and agricultural loans	198,305	9.7	183,137	8.9	206,252	10.2	178,683	9.2
Residential real estate mortgage loans	87,210	4.2	90,118	4.4	95,211	4.7	95,095	4.9
Home equity loans	167,678	8.2	167,420	8.1	161,594	8.0	158,706	8.2
Installment loans and other consumer loans	51,400	2.5	55,280	2.7	57,478	2.9	57,504	3.0
Subtotal	2,054,493	100.0%	2,058,921	100.0%	2,013,817	100.0%	1,943,254	100.0%
Less: Allowance for loan losses	(42,011)		(37,364)		(32,073)		(28,778)
Net deferred loan (fees)/costs	(967)		(1,194)		(1,807)		(2,143)
Loans, net	$ 2,011,515		$ 2,020,363		$ 1,979,937		$ 1,912,333

Note:  During the third quarter of 2010, the Company completed a review of the commercial real estate portfolio to ensure that the categorization of loans was accurate.  While the commercial real estate loan totals did not change, the review resulted in changes to the categorization of some loans.  Approximately $86 million of loans categorized as Commercial Real Estate Construction Loans were transferred to other categories.  Approximately $69 million of that total was transferred to Commercial Real Estate – Nonowner Occupied and approximately $17 million was transferred to Commercial Real Estate – Owner Occupied.  In addition, approximately $29 million of loans previously categorized as Commercial Real Estate – Owner Occupied were transferred to Commercial Real Estate – Nonowner Occupied.